EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-103653) pertaining to the DynCorp Savings and Retirement Plan of Computer Sciences Corporation of our report dated June 25, 2002, with respect to the financial statements of the DynCorp Savings and Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

McLean, Virginia
June 27, 2003